Exhibit 4.2

THIS CONVERTIBLE SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE ISSUER AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS NOTE IS SUBJECT TO THE NOTE PURCHASE AGREEMENT DATED AS OF MARCH 22, 2012, AS THE SAME MAY BE AMENDED, SUPPLEMENTED, MODIFIED OR REPLACED FROM TIME TO TIME, INCLUDING, WITHOUT LIMITATION, THE SUBORDINATION PROVISIONS OF ARTICLE XIV THEREOF. IF ANY PROVISION OF THIS NOTE IS FOUND TO CONFLICT WITH SUCH NOTE PURCHASE AGREEMENT, THE PROVISIONS OF SUCH NOTE PURCHASE AGREEMENT SHALL PREVAIL.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE ISSUER AGREES TO PROVIDE PROMPTLY TO THE HOLDER OF THIS NOTE, UPON WRITTEN REQUEST, THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE FOLLOWING ADDRESS: API TECHNOLOGIES CORP., 4705 S. APOPKA VINELAND ROAD, SUITE 210, ORLANDO, FL, 32819, ATTENTION: CHIEF EXECUTIVE OFFICER.

CONVERTIBLE SUBORDINATED NOTE

$26,000,000	March 22, 2012

For value received API TECHNOLOGIES CORP., a Delaware corporation with its principal office at 4705 S. Apopka Vineland Rd., Suite 210, Orlando, FL, 32819 (“Issuer”) promises to pay to SENATOR SIDECAR MASTER FUND LP or its assigns (the “Holder”) the principal sum of $26,000,000 with interest on the outstanding principal amount payable at such interest rates, on the dates and in the manner set forth in the Purchase Agreement (as defined below) until paid in full or converted, in each case as hereinafter provided. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Purchase Agreement (as defined below).

1. Purchase Agreement. This note (the “Note”) is being issued pursuant to the terms of that certain Note Purchase Agreement, dated as of March 22, 2012 (as amended, supplemented, modified or replaced from time to time, the “Purchase Agreement”), by and among the Issuer and the Purchasers (as defined thereunder) and is entitled to the benefits thereof.

2. Conversion.

(a) The Note will be converted into shares of the Issuer’s Series A Mandatorily Redeemable Preferred Stock in accordance with the terms of Section 9.10 of the Purchase Agreement upon satisfaction (or waiver by the Purchasers, if such condition is capable of being waived by the Purchasers) of the conditions set forth therein.

(b) The Holder has the right, at its option, at any time or from time to time, subject to the other provisions herein and in the Purchase Agreement, prior to the close of business on the Maturity Date, to convert all or any portion of this Note into a number of shares of Common Stock equal to the principal amount, plus any accrued but uncapitalized interest, being converted divided by the Conversion Price (as defined below), upon delivery of a Notice of Conversion, the form of which is attached hereto, and surrender of this Note, duly endorsed or assigned to the Company or in blank to the Issuer at the office or agency of the Issuer maintained for that purpose. No fractional shares of Common Stock shall be issued upon any conversion, but cash shall be paid to the Holder in respect of any fraction of such share which would otherwise be issuable upon the conversion.

Upon receipt of a Notice of Conversion, the Issuer (itself, or through its transfer agent) shall, as soon as practicable thereafter, but in any event within three Business Days after receipt of such notice, issue and deliver to the Holder of this Note, or its nominee, that number of shares of Common Stock issuable upon conversion of the portion of the Note specified in the Notice of Conversion by either (i) crediting the account of the Holder or its nominee at The Depository Trust Company or (ii) delivering a stock certificate or certificates to and in the name of Holder or its nominee. The issuance of the shares of Common Stock shall be made by the Issuer, at its sole expense, provided that the Issuer shall not be required to pay any transfer tax in respect of any delivery of any shares in any name other than that of the Holder of this Note. Shares of Common Stock issued upon conversion of this Note shall bear all restrictive legends required by law and as contemplated by the Purchase Agreement.

In the event less than the full principal amount of the Note is converted, the Holder shall promptly return this Note to the Issuer and the Issuer, at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Note of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, for the balance of the principal amount then outstanding.

The Issuer shall not be obligated to issue shares of Common Stock upon a conversion unless either this Note is delivered to the Company as provided above, or the Holder notifies the Issuer that this Note has been lost, stolen or destroyed and provides sufficient indemnity as may be reasonably required by the Issuer to save the Issuer harmless for any loss, liability, cost or expense associated with any such loss, stolen or destroyed certificate. Upon conversion pursuant to this Section 2(b), the portion of the Note that is converted shall be deemed to be paid in full (rather than cancelled, extinguished or forfeited).

The term “Conversion Price” shall mean initially $6.00, subject to adjustment as provided herein.

(c) Conversion Disputes. In the case of any dispute with respect to a conversion, Issuer shall promptly issue such number of shares of Common Stock in accordance with subparagraph (b) above as are not disputed. If such dispute is not promptly resolved by discussion between the Holder and the Issuer, the Issuer shall submit the disputed issues to an independent outside accountant (reasonably acceptable to the Required Purchasers via facsimile within three Business Days of receipt of the notice of conversion). The accountant, at the Issuer’s expense, shall promptly audit the calculations and notify the Holder of the results no later than three Business Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. Issuer shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (b) above.

3. Limitation of Beneficial Ownership. Notwithstanding the foregoing, the Holder shall not be entitled to receive shares of Common Stock upon conversion of this Note to the extent (but only to the extent) that such receipt would cause the Holder to become, directly or, indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of a number of shares of Common Stock which exceeds the Maximum Percentage (as defined below) of the shares of Common Stock outstanding at such time. This limitation on beneficial ownership shall terminate (i) upon 61 days’ written notice to the Issuer by the Holder, (ii) immediately upon the occurrence of a Mandatory Redemption Event, or (iii) on the date that is 30 days prior to the Maturity Date. Any purported delivery of shares of Common Stock upon conversion of this Note prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the Holder becoming the beneficial owner of more than the Maximum Percentage of the shares of Common Stock outstanding at such time. If any delivery of shares of Common Stock owed to the Holder upon conversion of this Note is not made, in whole or in part, as a result of this limitation, the Issuer’s obligation to make such delivery shall not be extinguished and the Issuer shall deliver such shares of Common Stock as promptly as practicable after the holder gives notice to the Issuer that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof. Until such additional shares of Common Stock are to be delivered, the principal balance of this Note that could not be so converted into Common Stock shall continue to remain outstanding. For purposes of this Section 3, (a) the term “Maximum Percentage” shall mean initially 9.99% and (b) the term “Holder Group” shall mean the Holder of this Note plus any other person with which such Holder is considered to be part of a group under Section 13 of the Exchange Act or with which such Holder otherwise files reports under Sections 13 and/or 16 of the Exchange Act. The limitations in this Section 3 shall not have an effect on any calculation or payment due to the Holder of this Note under the terms of the Purchase Agreement.

For the avoidance of doubt, the restrictions in this Section 3 shall not be operative as to any Holder of this Note at any time when such Holder is, directly or indirectly, the beneficial owner (excluding any shares convertable under this Note then held by such Holder and any other convertible security including a similar limitation) of a number of shares of Common Stock that exceeds the Maximum Percentage.

4. Limitation of Conversion. Notwithstanding anything herein to the contrary, the number of shares of Common Stock issuable upon conversion of this Note at any given time, when combined with the aggregate number of shares of Common Stock previously issued upon conversion of this Note and any other note issued by the Issuer on the date hereof pursuant to the Purchase Agreement, may not, in the absence of approval by the Issuer’s shareholders in accordance with applicable law and the rules and regulations of the NASDAQ, exceed 19.9% of the number of shares of Common Stock issued and outstanding immediately prior to the issuance of such notes. Unless the Issuer obtains such requisite approval, the principal balance of this

Note that could not be so converted into Common Stock shall continue to remain outstanding. Upon receipt of such requisite approval, the Issuer shall deliver to the holder a certificate, in form reasonably satisfactory to the Holder, certifying that the limitation contained in this Section 4 has expired and is no longer applicable to this Note.

5. Stock Splits, Stock Interests, Etc. If, at any time prior to the Maturity Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased. In such event, the Issuer shall notify the transfer agent for the Common Stock of such change on or before the effective date thereof.

6. Mandatory Redemption Event. If, at any time prior to the Maturity Date, any Mandatory Redemption Event shall occur, then in addition to any other rights the Holder has under the Purchase Agreement, the Holder shall have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable upon such Mandatory Redemption Event with respect to or in exchange for the number of shares of Common Stock that the Holder would have been entitled to receive upon such Mandatory Redemption Event had this Note been converted into Common Stock immediately prior to such Mandatory Redemption Event (without giving effect to any limitations on such conversion contained in this Note or the Purchase Agreement) and in any such case, appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the economic value of this Note is in no way diminished by such Mandatory Redemption Event and that the provisions hereof shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of this Note as of the date of such transaction, and shall similarly apply to successive Mandatory Redemption Events. If this Note is converted pursuant to Section 2, this Note shall be canceled at such time as the securities issuable upon such conversion is delivered to the Holder hereof.

7. Distributions. If, at any time prior to the Maturity Date, the Issuer declares or makes any distribution of cash or any other assets (or rights to acquire such assets) to the holders of Common Stock, including without limitation any dividend or distribution to the Issuer’s stockholders in shares (or rights to acquire shares) of capital stock of a subsidiary (a “Distribution”), the Issuer shall deliver written notice of such Distribution to the Holder at least 5 days prior to the record date for determining stockholders entitled to such Distribution (the “Record Date”), and upon any conversion of this Note on or after the Record Date, with respect to each such Distribution, the Conversion Price applicable to this Note shall be reduced, effective on the applicable Record Date, by an amount equal to the fair market value of the assets distributed in such Distribution divided by the number of shares of Common Stock as to which such Distribution was made.

8. Convertible Securities; Options. If, at any time prior to the Maturity Date, the Issuer issues Convertible Securities or Options to the record holders of the Common Stock, then the Holder shall be entitled, upon any conversion of this Note after the date of record for determining stockholders entitled to receive such Convertible Securities or Options (or if no such record is taken, the date on which such Convertible Securities or Options are issued), to receive the aggregate number of Convertible Securities or Options which the Holder would have received with respect to the shares of Common Stock issuable upon such conversion of this Note had the Holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to receive such Convertible Securities or Options (or if no such record is taken, the date on which such Convertible Securities or Options were issued). The term “Convertible Securities” means any evidences of Indebtedness, shares (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock. The term “Options” means any rights, warrants or options to subscribe for, purchase or receive Common Stock or convertible securities.

9. Registration Rights. The Holder of this Note has certain rights to require the Issuer to register its resale of the Conversion Shares under the Securities Act and any blue sky or securities laws of any jurisdictions within the United States at the time and in the manner specified in the Purchase Agreement.

10. Prepayment of Note. Except as provided in Section 3.01 of the Purchase Agreement, the Issuer may not prepay this Note, unless the principal amount hereof has become due and payable as provided herein and in the Purchase Agreement.

11. Event of Default. If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Purchase Agreement.

12. Governing Law. This Note shall be governed by and construed under the laws of the State of New York, without giving effect to conflicts of laws principles.

13. Other Obligations of the Issuer. For so long as this Note shall remain outstanding, the Issuer will take all action, under the laws of the State of Delaware or otherwise, to ensure that the authorized number of shares of Issuer’s Common Stock is sufficient to permit the conversion of this Note into Common Stock and as may be necessary to comply with its obligations under the Purchase Agreement, including Article IX thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this CONVERTIBLE SUBORDINATED NOTE as of the date first written above.

API TECHNOLOGIES CORP.

By:
	Name:	Brian R. Kahn
	Title:	Chairman and Chief Executive Officer

FORM OF NOTICE OF CONVERSION

The undersigned Holder of this Note hereby irrevocably exercises the option to convert this Note, or any portion of the principal amount hereof (which is U.S. $1,000 or an integral multiple of U.S. $1,000 in excess thereof, provided that the unconverted portion of such principal amount is U.S. $1,000 or any integral multiple of U.S. $1,000 in excess thereof) below designated, into shares of Common Stock in accordance with the terms of the Note, and directs that such shares, together with a check in payment for any fractional share and any Notes representing any unconverted principal amount hereof, be delivered to and be registered in the name of the undersigned unless a different name has been indicated below. If shares of Common Stock are to be registered in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto.

Dated:

Signature(s)

If shares or Notes are to be registered in the name of a Person other than the Holder, please print such Person’s name and address:

(Name)

(Address)

Social Security or other Identification Number, if any

If only a portion of the Notes is to be converted, please indicate:

1.	Principal amount to be converted: U.S. $

2.	Principal amount of Notes representing unconverted principal amount to be issued:

Amount: U.S. $

(U.S. $1,000 or any integral multiple of U.S. $1,000 in excess thereof, provided that the unconverted portion of such principal amount is U.S. $1,000 or any integral multiple of U.S. $1,000 in excess thereof)